Exhibit 99.1

Lennox International announces delay in filing annual report

     (DALLAS, March 30) – Lennox International Inc. (NYSE: LII) announced today it will delay the filing of its annual report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 31, 2003, beyond the March 30 extended filing deadline. As announced on March 11, the audit committee of LII’s board of directors is conducting an inquiry into the company’s Service Experts business segment. The audit committee is investigating accounting practices at the company’s Canadian service centers to ensure compliance with company policies.

     The company currently believes the amount of downward adjustment to 2003 earnings will be in the range of approximately $5 million to $7 million, or $0.08 to $0.12 per share, compared to the company’s original March 11 estimate of approximately $3 million, or $0.05 per share. This range may change as the investigation proceeds to completion.

     The company is working with its audit committee and outside auditors to complete the investigation, finalize the required adjustments to the company’s 2003 earnings, and identify any potential impact on the company’s historical financial statements. LII expects to file its annual report on Form 10-K as soon as practicable after completing the investigation.

     The company has obtained from its lenders an extension for delivery to them of the company’s annual report on Form 10-K. LII also announced its annual meeting of shareholders will be rescheduled from April 16, 2004 to a later date, which is being determined.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements, including the estimated range of adjustments to earnings stated above. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.